Exhibit 10.15 (b)

EXHIBIT A

AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE

Cambridge, Massachusetts

$7,000,000	As of May 31, 2002

FOR VALUE RECEIVED, DYAX CORP., a Delaware corporation (the “Debtor”), hereby promises to pay to the order of GENZYME CORPORATION, a Massachusetts corporation (the “Lender”), the principal amount of SEVEN MILLION DOLLARS ($7,000,000), together with interest on the unpaid principal balance of this Note from time to time outstanding at a variable rate per annum equal to the sum of: (a) the Prime Rate in effect from time to time and (b) two percent (2%) (the “Basic Rate”).  Each change in such interest rate shall take effect simultaneously with the corresponding change in such Prime Rate.  “Prime Rate” shall mean the rate of interest published in the Wall Street Journal as the prime rate from time to time.  All interest accrued hereunder shall be due and payable quarterly in arrears on the first business day of each calendar quarter, commencing on the first such date to occur at least thirty (30) days after the date of the first advance.  The outstanding principal sum hereunder, together with any accrued but unpaid interest and all other charges payable hereunder, shall be due and payable in full on May 31, 2010 (the “Maturity Date”), unless accelerated or subject to mandatory prepayment as provided below.

Upon the occurrence of an Event of Default (as defined below), the entire unpaid principal balance of this Note, together with any interest accrued thereon and all other sums due or owed by the Debtor hereunder, shall at the option of the Lender, upon notice from Lender (except for an Event of Default under of Section 4(e) or Section 4(f) hereof which will be without notice) to the Debtor become immediately due and payable with interest (after such Event of Default and until the Debtor’s indebtedness to the Lender is paid in full).  Interest on such amounts shall accrue and be payable at a rate per annum equal to the sum of:  (a) the sum of the Basic Interest Rate then in effect and (b) three percent (3%).

All payments of principal, interest and other amounts payable on or in respect of this Note shall be made to the Lender at its office at 500 Kendall Street, Cambridge, Massachusetts 02142, or to such other place as the Lender may from time to time direct, in lawful money of the United States of America, in funds immediately available.  Interest shall be computed on the basis of a 360-day year and a 30-day month.

It is the intent of the Lender and the Debtor that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”).  Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically cancelled and, if received by the Lender, shall be applied to the principal balance of this Note or, if no principal balance remains outstanding, then such amount shall be refunded to the Debtor.

1.             Collateral

This Note is secured by that certain letter of credit issued by Silicon Valley Bank, a copy of which is attached hereto as Exhibit A (the “Letter of Credit”) and incorporates by reference the provisions thereof.  Neither the foregoing reference to the Letter of Credit nor any provisions thereof shall affect or impair the absolute and unconditional obligation of the Debtor to pay the principal, interest and all other charges payable hereunder on this Note as provided herein.

2.             [Intentionally omitted.]

EXHIBIT A

3.             Prepayment of Principal

The Debtor may, at its option, prepay from time to time all or any part of this Note without premium or penalty but together with interest on the principal amount so prepaid accrued to the date of prepayment.

4.             Events of Default

Upon the occurrence of any one or more of the following events (each, an “Event of Default”), the Lender at its option may declare all amounts due hereunder, including, without limitation, the entire unpaid principal balance of this Note and any accrued, unpaid interest thereon, to be immediately due and payable without notice or protest (both of which are hereby waived):

(a)           The failure to make any payment of interest within 5 business days of the due date thereof (without reference to Section 6.3 below), or failure to make payment of principal or other amounts due pursuant to the terms of this Note on or before the due date;

(b)           A judgment, decree, writ, warrant of attachment or similar process in an amount equal to or exceeding $1,000,000 is entered against the Debtor or any of its assets, if such judgment, decree, writ, warrant of attachment or similar process is not adequately covered by insurance or has not been vacated, discharged, appealed from (with execution or similar process continuously stayed) within thirty (30) days of such judgment’s entry;

(c)           The occurrence of any event that permits any indebtedness (including a capitalized lease obligation) of the Debtor equal to or exceeding $100,000 which is owed to a person or entity other than the Lender to be accelerated, notwithstanding that such acceleration has not taken place;

(d)           A termination of the Amended and Restated Collaboration Agreement dated as of May 31, 2002, between the Debtor and the Lender, as amended to date (the “Collaboration Agreement”) by (i) either party pursuant to Sections 13.2.3 or 13.2.4, (ii) the Debtor pursuant to Section 13.2.2, (iii) the Lender pursuant to Section 13.2.1 or (iv) either party pursuant to Section 13.2.5 and the Debtor does not exercise its license option pursuant to Section 13.3.5(a) of the Collaboration Agreement;

(e)           A proceeding is instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect to the Debtor in an involuntary case under any applicable bankruptcy, insolvency or other similar law nor or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Debtor, or for a substantial part of its property, or for the winding-up or liquidation of it affairs, and such proceeding remains undismissed or unstayed and in effect for a period of sixty (60) days or such court enters a decree or order granting the relief sought in such proceeding;

(f)            The Debtor voluntarily suspends transaction of its business, dissolves or is liquidated, commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Debtor, as the case may be, or for any substantial part of its property, or makes a general assignment for the benefit of creditors; or

(g)           The failure to provide Secured Party with the Compliance Certificate required by Section 7(c) below.

EXHIBITI A

Upon the occurrence of any Event of Default hereunder, (i) the Lender may declare the principal balance of this Note to be immediately due and payable by written notice to the Debtor, provided, however, in the case of an Event of Default described in paragraphs (e) or (f) above, all amounts payable by the Debtor hereunder, including, without limitation, the principal balance and all accrued interest on this Note, shall automatically become immediately due and payable, without notice, action or election by the Lender, and (ii) the Lender may enforce all other rights and remedies granted pursuant to this Note, the Letter of Credit, any other document, or by applicable law.  Without limitation, upon an Event of Default, Secured Party may draw upon the entire Letter of Credit.  If the proceeds of the Letter of Credit are insufficient to fully satisfy Debtor’s obligations under this Note, Debtor shall be fully liable for any deficiency.  All of the rights of the Lender hereunder shall be cumulative and not exclusive, and each of which may be exercised singly, repetitively, in any combination, and in any order.  The Lender’s rights and remedies hereunder may be exercised without resort or regard to any other source of satisfaction of any liabilities owing by the Debtor to the Lender.  No inconsistency between the default provisions of this Note and any other agreement shall be deemed to create any additional notice, cure or grace period or derogate from the express terms of such provisions.

Upon the occurrence of an Event of Default, the Debtor agrees to pay on demand all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred or paid by the Lender in collecting or enforcing this Note.

5.             Waiver

No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  No course of dealing or other conduct, no oral agreement or representation made by the Lender or usage of trade shall operate as a waiver remedy of the Lender.  The Debtor, by executing this Note, and any other makers, sureties, guarantors or endorsers, by endorsing this Note or by entering into or executing any agreement to pay any of the indebtedness evidenced hereby, waives (to the fullest extent allowed by law) all requirements of diligence in collection, demand, presentment, notice of non-payment, protest, notice of protest, suit and all other conditions precedent in connection with the collection and enforcement of this Note or any security for this Note or any guarantee of the indebtedness evidenced hereby (other than demand for payment if expressly required by this Note).  This Note shall be binding upon the successors and assigns of the Debtor.

6.             General

6.1           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

6.2           Assignment.  Neither the Lender nor the Debtor may assign its rights or obligations hereunder without the prior written consent of the other party.

6.3           Saturdays, Sundays, Holidays.  If any date that may at any time be specified in this Note as a date for the making of any payment on this Note shall fall on Saturday, Sunday or on a day which in the Commonwealth of Massachusetts shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

6.4           Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

EXHIBIT A

(a)                                   if to the Lender, to Genzyme Corporation, 500 Kendall Street, Cambridge, MA  02142, Attn: Mr. Michael Wyzga, Telephone: (617) 252-7500, Facsimile: (617) 252-7802; with a copy to:  Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139-1562, Attn: Chief Legal Officer, Telephone: (617) 252-7500, Facsimile: (617) 252-7553; and

(b)                                  if to the Debtor, to Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, Attention:  Chief Financial Officer, Telephone: (617) 225-2500, Facsimile: (617) 225-2501), with a copy to:  Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, Attention: Corporate Counsel, Telephone: (617) 225-2500, Facsimile: (617) 225-2501).

6.5           Entire Agreement.  This Note, together with the Letter of Credit and the Collaboration Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement or representation previously made by the Lender.  All prior agreements between the Debtor and the Lender concerning the lending and borrowing of money are hereby terminated.

6.6           Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or portion thereof, contained in this Note shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Note shall nevertheless remain in full force and effect.

6.7           Amendments.  None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of both the Debtor and the Lender expressly referring hereto and setting forth the provision so excluded, modified or amended.  No waiver or forbearance of any of the rights and remedies of the Lender hereunder shall be effective unless made specifically in a writing signed by the Lender, and any such waiver or forbearance shall be effective only in the specific instance and for the specific purpose for which given.

6.8           Headings.  The headings in this Note are for convenience only and shall not affect the interpretation hereof.

6.9           Amends and Restates.  This Note amends, restates and replaces in its entirety that certain Senior Secured Promissory Note dated May 31, 2002, made by the Debtor to the order of the Lender in the original, principal amount of $7,000,000.

7.             Additional Provisions.

(a)           Representations and Warranties.  Debtor hereby represents and warrants that:

(i)                                     no claim, litigation or proceeding is threatened or pending which would have a material adverse effect on the Debtor; and

(ii)                                  all indebtedness (as defined by GAAP) of Debtor existing as of July 31, 2006 is accurately described in Schedule A attached hereto and the Company has not incurred any material indebtedness since July 31, 2006.

(b)           Financial Reports.  Debtor will deliver to the Secured Party (i) as soon as available, but no later than one hundred twenty (120) days after the last day of the Debtor’s fiscal year, audited consolidated financial

EXHIBIT A

statements prepared under GAAP, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Secured Party, and (ii) within five (5) days of the filing, copies of all statements, reports and notices made available to Debtor’s security holders and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

(c)           Monthly Compliance.  No later than five (5) days after the end of each calendar quarter, Debtor shall provide to Secured Party a quarterly compliance certificate in the form of Exhibit B attached hereto (the “Compliance Certificate”).

IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of August  23, 2006, to be effective as of May 31, 2002.

DYAX CORP.

By	/s/ Thomas R. Beck
Name: Thomas R. Beck
Title: President and Chief Operating Officer

By its signature below, the Lender acknowledges the terms of this Note and agrees to be bound by the provisions of this Note applicable to the Lender:

GENZYME CORPORATION

By	/s/ Michael S. Wyzga
Name: Michael S. Wyzga
Title: CFO